CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust. Such reference is included in the Statement of Additional Information of Catalyst Insider Buying Fund, a series of beneficial interest of Mutual Fund Series Trust, under “Independent Registered Public Accounting Firm”.

BBD, LLP

Philadelphia, Pennsylvania

September26, 2012